EXHIBIT 11.1

                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                        COMPUTATION OF NET LOSS PER SHARE

                    FOR THE THREE MONTHS ENDED MARCH 31, 1997


                                                                   FULLY
                                                   PRIMARY        DILUTED
Weighted Average Common Shares
outstanding...................................    21,141,263     21,141,263

Convertible debt..............................        -               -

Stock options and warrants outstanding........        -               -
                                                  -----------    -----------

Weighted average shares of common shares
outstanding...................................   21,141,263     21,141,263
                                                  =========      ==========
Net loss .....................................    $(507,517)     $ (507,517)
                                                  =========      ==========

Loss per share................................    $   (.02)      $     (.02)
                                                  =========      ===========